UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 SCHEDULE 14A

 Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _____)

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Putnam Municipal Opportunities Trust ("PMO")

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Karpus Management, Inc., d/b/a Karpus Investment Management

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KARPUS INVESTMENT MANAGEMENT
183 SULLY'S TRAIL
PITTSFORD, NEW YORK 14534
(866) 527-7871

              March 26, 2010
Shareholders and Investment Professionals:

It is critically important that you vote FOR ALL items on the GREEN PROXY card TODAY. If you are an investment professional who bought shares for your clients, we strongly urge you to contact your clients and vote on the GREEN card for all items. Voting FOR ALL items on the GREEN proxy card will enable Shareholders the opportunity to elect truly independent representation and the ability to receive full value for their shares. We feel that it is clearly time for new Trustees who represent the best interest of all shareholders, not the best interests of Putnam Investments.

Specifically, we feel that the current Board of Trustees has failed both common and preferred shareholders by:

* Reneging on its "formal" decision to merge our fund with an open-end fund;

* Failing to effectively manage the Fund's discount to net asset value;

* Denying preferred shareholders liquidity for more than 2 years, constituting what we believe may be a breach of their fiduciary duties to preferred shareholders; and

* Continually "rubber stamping" Management's agenda due to deep ties with Putnam Investments

 We believe that our purchases coupled with the purchases of other investors who relied on the Board's initial decision to merge PMO with an open-end fund have helped to narrow the discount. Should our proposal not be put in place, shareholders may sell their positions which will likely depress the value of the Fund's shares by a great deal.

In making your decision to vote the GREEN card, consider the following statements made by your "independent" Chairman and preferred Trustee, John A. Hill. First, John A. Hill recently stated: "[d]o not be misled by Karpus." It is our belief that the current Board of Trustees has already misled shareholders by reneging on their original decision to merge PMO into an open-end fund. To set the record straight, our intentions are to provide shareholders with greater independent representation on the Board of Trustees and to allow all shareholders the ability to vote on the conversion to an open-end format.

 Next, Mr. Hill stated: "[o]pen-ending your fund will not benefit long-term shareholders." He goes on to say that the decision to not implement the proposed merger of the fund into an open-end fund was in the "best interests of all shareholders" [emphasis added]. As long-term shareholders, we believe that since the fund has traded at a discount every day for the past 5 and a half years, any opportunity to receive full value would clearly be in all shareholders' best interests. We would also challenge Mr. Hill to justify how his decision to not implement the merger is in the best interest of preferred shareholders who, voting as a class, solely elected him as a Trustee.

 Lastly, preferred share Trustee John A. Hill stated: "[y]our current trustees have extraordinarily deep governance experience in the mutual fund industry and significant business and investment experience, and they take pride in doing what is in the best interests of shareholders." However, Mr. Hill neglected to mention that during 2003 and 2004, 8 current Trustees of PMO, including himself, George Putnam, III, Robert E. Patterson, Jameson A. Baxter, Charles B. Curtis, Paul L. Joskow, Elizabeth T. Kennan, and W. Thomas Stephens, were named in multiple lawsuits involving other Putnam Funds alleging an abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment, amongst other claims. Additionally, shareholders also claimed a breach of fiduciary duty in the suits.

 We strongly urge you to vote the GREEN card today. PMO's Trustees have failed us and it is time for a change. Only your last vote counts. Show your dissatisfaction with your vote and vote FOR Karpus' independent nominees and FOR Karpus' proposal to convert PMO to an open-end format TODAY.

 Sincerely,

/s/

Daniel L. Lippincott
Senior Tax-Sensitive Manager/Municipal Analyst